Exhibit 21.1
LIST OF SUBSIDIARIES

Sadot Group, Inc. serves as a holding company of the following subsidiaries:

•Muscle Maker Development, LLC, a directly wholly owned subsidiary, which was formed in Nevada on July 18, 2019,
•Muscle Maker Corp. LLC, a directly wholly owned subsidiary, which was formed in Nevada on July 18, 2019,
•Muscle Maker USA, Inc., a directly wholly owned subsidiary, which was formed in Texas on March 14, 2019,
•Muscle Maker Development International. LLC, a directly wholly owned subsidiary, which was formed in Nevada on November 13, 2020,
•SuperFit Foods, LLC, a directly wholly owned subsidiary, which was formed in Nevada on February 23, 2021,
•Pokemoto LLC, a directly wholly owned subsidiary, which was formed in Nevada on August 19, 2021, which holds the below subsidiaries.
•GLL Enterprises LLC, a wholly owned subsidiary, which was formed in Connecticut.
•Pokemoto Orange Park LLC, a wholly owned subsidiary, which was formed in Nevada on March 31, 2022.
•Pokemoto Kansas LLC, a wholly owned subsidiary, which was formed in Nevada on July 28, 2022.
•Poke Co Holdings LLC, a directly wholly owned subsidiary, which was formed in Connecticut on July 18, 2018.
•Sadot LLC, a directly wholly owned subsidiary, which was formed in Delaware on October 19, 2022.
•Sadot Latam LLC, a directly wholly owned subsidiary, which was formed in Delaware on June 22, 2023,
•Sadot Enterprises, Ltd. 70% owned subsidiary was formed in Zambia on May 26, 2023,
•Sadot Brasil Ltda, a directly wholly owned subsidiary, which was formed in Brazil on December 11, 2023,
•Sadot LLC of Mauritius, a directly wholly owned subsidiary, which was formed in Mauritius on July 25, 2023.